CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

I consent to the incorporation by reference in this Registration Statement on Form S-8 of my report dated February 15, 2000 appearing in the Annual Report on Form 10KSB of e-commerce group Inc. for the year ended December 31, 1999.



/s/ Barry Friedman
Barry Friedman
Certified Public Accountant
Las Vegas, Nevada
October 23, 2000